EXHIBIT 10.1

PRODUCT DEVELOPMENT, MARKETING AND DISTRIBUTION AGREEMENT

This Product Development, Marketing and Distribution Agreement (“Agreement”) is entered into this 8th day of May, 2007 (“Effective Date”), by and between Applied DNA Sciences, Inc. a Nevada corporation with its principal place of business at 25 Health Sciences Dr, Stony Brook NY 11790 (“ADNAS”) and Champion Thread Company, Inc., a North Carolina Corporation, with offices at 1349 East Garrison Blvd, Gastonia NC 28054, (“CTC”).

WHEREAS, ADNAS is in the business of Sales and Marketing of DNA anti-counterfeit and security products;

WHEREAS, ADNAS owns exclusive rights to certain proprietary technologies involving the extraction, recombination, encapsulation, and preservation of botanical DNA, (the DNA “Technologies”);

WHEREAS, the DNA Technologies are used to forensically authenticate products, to detect and deter counterfeiting, to protect brands and intellectual property assets, to provide enhanced security for physical plant, documents, identification cards, passports, drivers licenses, currencies, databases and other products and applications, and can be embedded into various industrial and consumer products, including but not limited to, sewing threads, fabrics and yarns and textile chemicals;

WHEREAS, CTC is in the business of manufacturing and selling textile products and is an established developer, manufacturer, aggregator, supplier and distributor of sewing threads, fabrics, yarns, labels, ribbons, tapes, textile chemicals, pigments and other products which are commonly used in the textile, garment, shoe, luxury goods, bags, accessories and home furnishings industries and CTC has an extensive base of clients and suppliers in those industries, and

WHEREAS, CTC owns exclusive rights to certain proprietary technologies involving the process of using binding agents for embedding, implanting or attaching botanical DNA to thread, and has developed the technology and is capable of embedding DNA markers in its products (“the Application Technologies”); and has experience in multiple aspects of the textile industry in North America and internationally;

WHEREAS, ADNAS has appointed CTC to act as an independent reseller of ADNAS products under the terms and conditions set forth in that certain Valued Added Reseller Agreement entered February 16, 2004 (the “VAR Agreement”); and

WHEREAS, the parties wish to enter into this Agreement as a novation, to supersede and replace said VAR Agreement and to jointly produce, market and distribute DNA-enhanced security threads, fabrics, yarns, labels, ribbons, tapes, textile chemicals, pigments and other products, which products, (the “Products”), shall utilize and integrate the DNA Technologies and the Application Technologies (collectively “the Technologies”).

NOW THEREFORE, In consideration of the above recitals and mutual covenants and benefits provided herein, the Parties agree as follows:

1.0	DEFINITIONS.

For purposes of this Agreement, the following terms will have the following meanings:

A.	”DNA Technologies“ mean the proprietary technologies and know how owned exclusively by ADNAS involving the extraction, recombination, encapsulation, and preservation of botanical DNA and the embedding, implanting or attaching of botanical DNA into various products including, but not limited to, textile products;

B.	”Application Technologies” mean the proprietary technologies and trade secrets owned exclusively by CTC involving the embedding, implanting or attaching of botanical DNA technologies in textile products.

C.	”ADNAS Materials” mean DNA markers and related ADNAS’ products employing the DNA Technologies including hardware and software, as identified on ADNAS’ then-current price list, excluding any ADNAS security products that require special authorization, as determined by ADNAS.

D.	”CTC Materials” mean fibers, solvents, dyes, finishes, sewing threads, fabrics, yarns, labels, ribbons, tapes, textile chemicals, pigments and other products which are commonly used in the textile, garment, shoe, luxury goods, bags, accessories and home furnishings industries, and related CTC products involving Application Technologies.

E.	”Product” means enhanced security threads, fabrics, yarns, labels, ribbons, tapes, textile chemicals, pigments and other textile products, which utilize and integrate the DNA Technologies and the Application Technologies.

F.	”End Users” mean individuals or entities that purchase the Products for their own use and not for further distribution or sale.

G.	”Territory” means the geographical location(s) and/or markets identified as follows:

The Territory for CTC is sewing thread, yarn, wowen labels, printed labels that are commonly used in textile applications (labels made of fibrous material then printed on) worldwide.

H.	DNA Technologies and Application Technologies together shall be referred to as “Technologies”.

2.0	PRODUCT DEVELOPMENT.

A.	CTC and ADNAS shall each identify existing products to be enhanced by application of the DNA Technologies.

B.	Each party, shall individually design, develop, and own their respective Technologies and shall jointly market the Products, which shall be compatible with the business of the parties and which shall contain the Technologies.

C.	The parties shall jointly: (i) define specifications of the Products, including Material Safety Data Sheet (MSDA) data, ; (ii) identify applications for the Products; (iii) develop standards to insure the maximum performance and reliability of the Products; (iv) develop effective authentication protocols; (v) develop and implement protocols to protect the respective intellectual property rights associated with the Products; and, (vi) assure secure storage, transportation and client custodial control and accountability for the Products

3.0	TERMS OF DISTRIBUTION AND LICENSE.

Scope of Appointment. Subject to the terms and conditions of this Agreement, ADNAS hereby appoints CTC and CTC hereby accepts such appointment as ADNAS’ reseller of the ADNAS Materials to End Users located in the Territory for a term of four (4) years with automatic renewals annually thereafter, (unless notice of non-renewal is provided in writing ninety (90) days in advance of the expiration of the original term, or unless the agreement is terminated in writing signed by both parties.) The initial 4-year period will begin on the Effective Date. The parties expressly agree during this term that CTC shall serve as the exclusive distributor for Products in the Territory.

3.1	As an Authorized Reseller, CTC is required to:

a.	Provide containers of chemicals for DNA marking, prepaid to the ADNAS US facilities. These containers will be mixed with ADNAS Materials and returned (Prepaid) to the CTC manufacturing facility in Kings Mountain, NC, or as designated in writing by CTC. Appropriate controls will be maintained by both parties to assure security. Alternately, ADNAS may elect to provide the DNA marker to be embedded into the chemicals at CTC facility, or at another facility of convenience, upon the mutual written consent of the parties

b.	Maintain as employee(s) a minimum of one (1) ADNAS-trained Installation/Technical Support Person.

c.	Promote, market and resell ADNAS Materials as embedded in the Products to the best of its ability during the term of this AGREEMENT.

3.2	As an Authorized Reseller, CTC will receive and ADNAS is required to provide:

a.	Selling rights on all available ADNAS TECHNOLOGIES, PRODUCTS, or SERVICES to be resold to END USERS, including, but not limited to the following:

i.	Security printing products for all sewing thread, yarn, labels, tags or ink based identification applications related to finished products as set forth at paragraph 1.0 “G”, above.

3.3	In the exercise of CTC’s rights under this Agreement, CTC will always market and resell the ADNAS materials in combination with substantial added value in the form of CTC materials, products or services and/or Technologies. CTC also has the right to sell or solicit sales of other ADNAS products (in addition to the ADNAS Materials that form the subject of this Agreement) on a non-exclusive basis to other End Users, with the written consent of ADNAS (which shall not be unreasonably withheld) upon terms to be mutually agreed between the parties.

3.4	Royalties:

a.	CTC will pay to ADNAS a *** (***) royalty on gross sales (less any sales taxes, shipping, handling fees, and extrodinary expenses incurred during shipping (tariffs, etc.) of Product (Sentinel and other Products) after predetermined costs directly related to the manufacturing of the product and agreed to by both parties have been deducted where CTC initiates first contact with a potential End User which produces a sale to that End User.

b.	CTC will pay to ADNAS a *** (***) royalty on gross sales (less any sales taxes, shipping, handling fees, and extrodinary expenses incurred during shipping (tariffs, etc.) of Product, SigNature and other Products after predetermined costs directly related to the manufacturing of the product and agreed to by both parties have been deducted where ADNAS initiates first contact with a potential End User which produces a sale to that End User.

c.	CTC will pay royalties owed to ADNAS within ten (10) working days after CTC receives payment by the End User. Conversion from foreign currency, if any, shall be based upon the conversion rate published in the Wall Street Journal on the day the payment is received from the End User.

d.	CTC will provide to ADNAS copies of all CTC invoices to End Users within ten (10) working days of the date of the shipment of the DNA marked product. CTC will provide quarterly royalty reports to ADNAS detailing the gross sales and costs for the previous quarter along with the royalties paid for the fiscal quarter. Quarterly reports will be due within thirty (30) days after the end of each quarter.

e.	The above royalty percentages may be changed either higher or lower when mutually agreed in writing by both parties.

f.	In the event ADNAS introduces a Client and such Client purchases regular thread and other non-DNA products from CTC, then CTC shall pay ADNAS a sales commission of *** (***) of the gross sales to such Client. The commission shall be paid by CTC for as long as CTC continues to transact business with such Client.

g.	In the event CTC introduces a Client and such Client purchases regular thread and other non-DNA products from ADNAS, then ADNAS shall pay CTC a sales commission of *** (***) of the gross sales to such Client. The commission shall be paid by ADNAS for as long as ADNAS continues to transact business with such Client.

h.	ADNAS shall have the right, upon prior written notice to CTC, not more than once in CTC’s fiscal year, to engage an independent nationally-certified auditing firm selected by ADNAS and acceptable to CTC, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours of CTC as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished pursuant to Section 3.4(d) of this Agreement. If such audit shows any underpayment of royalties, then, within thirty (30) days after Party’s receipt of such report, CTC shall remit to ADNAS:

(a) the amount of such underpayment; and

(b) if such underpayment exceeds 10 percent (10%) of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such auditing firm performing the audit. Otherwise, such fees and expenses shall be borne solely by ADNAS. Any overpayment of royalties shall be fully creditable against future royalties payable in any subsequent royalty period.

4.0	MATERIALS SUPPLIED DURING PRODUCT DEVELOPMENT.

A.	For purposes of Product development and/or improvement, CTC may request ADNAS to provide samples of ADNAS Materials. ADNAS, at its cost, agrees to provide ADNAS Materials and information as reasonably requested by CTC and as necessary for the evaluation, development, manufacturing, marketing or distribution of the Product. CTC agrees that the ADNAS Materials and Technologies shall be used only for the purpose of evaluating, developing and manufacturing the Products and shall be used for no other purpose without the prior written consent of ADNAS, and any such use shall be under terms that shall equitably accommodate the financial interests of ADNAS. CTC agrees to comply with all reasonable security and chain of custody requirements imposed in writing by ADNAS governing the proper protection, security and control of the ADNAS Materials.

B.	For purposes of Quality Control and/or improvement, ADNAS may request CTC to provide samples of CTC’s current products or materials involving the Application Technologies. CTC, at its cost, agrees to provide CTC products or materials as reasonably requested by ADNAS and as necessary to the evaluation, testing, development, manufacturing, marketing and distribution of the Product. ADNAS agrees that the CTC products and materials shall be used only for the purpose of evaluating and developing Products and shall be used for no other purpose without the prior written consent of CTC, and any such use shall be under terms that shall equitably accommodate the financial interests of CTC. ADNAS agrees to comply with all reasonable security and chain of custody requirements imposed in writing by CTC governing the proper protection, security and control of the CTC materials.

C.	To the extent either party does not have formal security or chain of custody requirements, the parties agree to develop mutually acceptable protocols for the secure storage and custody of any ADNAS Materials and/or CTC Materials transferred in accordance with this Agreement.

D.	Unless otherwise agreed, ADNAS and CTC will each provide the Materials required to develop and/or test the Products as samples at no cost to each other.

E.	DNA reader technology, including at least one Real Time Polymerase Chain Reaction Reader (PCR), shall be initially provided by ADNAS to CTC at no charge to CTC; All additional Readers and/or reader technology shall be purchased or leased at CTC’s expense. ADNAS shall, at its expense, provide CTC with training on PCR operations solely for demonstration purposes to clients and prospective clients. All DNA extraction and authentication protocols shall be carried out by exclusively by ADNAS.

5.0	MATERIALS, INVENTORY AND SECURITY.

A.	Production and Marketing. In the course of Product development, manufacture, subsequent marketing and distribution, the Product will be produced by CTC at its facilities, or at the facilities of CTC sub-contractors. Both CTC and ADNAS shall market the Product to their customers and shall meet, as necessary, to ensure there is no duplication of effort. ADNAS will not be engaged in the manufacture, storage or distribution of Product. As the primary manufacturer of such Product, CTC will control the production, storage and distribution facilities and shall undertake the primary responsibility for secure custody of the Product and all materials, security information and technologies utilized in the production of the Product (except as to each party’s respective duty to develop and protect their own Technologies). CTC will maintain manufacturing records for Product, which records will be made available during regular business hours for ADNAS to audit not more than once per year or as required due to client concerns regarding ADNAS Technologies in Products.

B.	Storage and Security. ADNAS and CTC will develop mutually acceptable protocols for the secure storage and custody of Products and ADNAS DNA Materials at the production facilities of CTC or at the facilities of any CTC subcontractor and at the facilities of clients.

C.	ADNAS Packaging. CTC will distribute the Products to End Users with all warranties and disclaimers and license agreements intact as shipped from ADNAS. CTC will take all steps reasonably requested by ADNAS to inform End Users of any applicable restrictions and limitations regarding the use of the Products.

D.	Support. CTC will provide End Users with first-line technical support for the Product. Such first-line support will include, without limitation, assistance and consultation on the use of the Product, timely responses to End Users’ questions concerning use of the Product, and the diagnosis and correction of problems encountered by End Users in regard to the Product. ADNAS will provide additional technical support from product research and development technology lab when needed. ADNAS will provide CTC with such second-line technical support as necessary and at ADNAS’ expense.

E.	CTC Pricing. CTC, in consultation with ADNAS, shall determine the actual retail prices at which the Product will be sold to End Users.

F.	Trademarks.

1.	Subject to the terms and conditions of this Agreement, ADNAS grants to CTC a non-exclusive license to use ADNAS’ logos and trademarks to be used in association with the Products (“ADNAS Trademarks”) to promote and market the Products, provided that CTC’s use of the ADNAS trademarks is in accordance with ADNAS’ then-current trademark usage guidelines. CTC acknowledges and agrees that ADNAS owns the ADNAS trademarks and that any and all goodwill derived from the use of the ADNAS trademarks by CTC hereunder inures solely to the benefit of ADNAS. CTC hereby acknowledges that ADNAS owns all right, title and interest in the ADNAS trademarks , together with the goodwill attaching thereto, that may inure to it in connection with this Agreement or from its use of the Trademarks hereunder. CTC will not apply to register any ADNAS trademarks, trade name, service mark or other designation that is confusingly similar to any trademark of ADNAS.

2.	Subject to the terms and conditions of this Agreement, CTC grants to ADNAS a non-exclusive license to use CTC’s logos and trademarks to be used in association with the Products (“CTC Trademarks”) to promote and market the Products, provided that ADNAS’ use of the CTC trademarks is in accordance with CTC’s then-current trademark usage guidelines. ADNAS acknowledges and agrees that CTC owns the CTC trademarks and that any and all goodwill derived from the use of the CTC trademarks by ADNAS hereunder inures solely to the benefit of CTC. ADNAS hereby acknowledges that CTC owns all right, title and interest in the CTC trademarks, together with the goodwill attaching thereto, that may inure to it in connection with this Agreement or from its use of the Trademarks hereunder. ADNAS will not apply to register any CTC trademarks , trade name, service mark or other designation that is confusingly similar to any trademark of CTC.

6.0	REQUISITIONS AND ACKNOWLEDGEMENTS

A.	DNA Material Supply. The parties agree to jointly and continuously determine DNA material stockpile requirements sufficient to meet the production requirements of CTC. ADNAS shall stockpile in the US at a facility(s) selected by ADNAS and approved by CTC, sufficient DNA Materials to ensure at all times the adequate and on-time supply of DNA Material in quantities sufficient to fully meet the production requirements of CTC in a timely manner.

B.	DNA Material Security. The supporting inventory of any ADNAS DNA Materials will be held by ADNAS at secure storage facilities within the continental United States as selected by ADNAS and approved by CTC. Delivery to CTC will be made under secure transportation conditions by the selected security storage and transportation company.

C.	Delivery. ADNAS will use commercially reasonable efforts to deliver the ADNAS Materials at the times specified in its written acknowledgment of a requisition for ADNAS Materials. ADNAS will not be liable to CTC or to any other party for any delay in the delivery of the ADNAS Materials not directly attributable to ADNAS.

D.	Shipment. ADNAS will package and ship the ADNAS Materials in accordance with standard commercial practices. The ADNAS Materials will be shipped prepaid to the location specified on CTC’s requisition, by a mode of shipment selected by ADNAS. Title, except to the extent the ADNAS Materials contain or consist of software or firmware, will pass to CTC upon ADNAS’ delivery of the ADNAS Materials to the facility site of CTC or to the facility site of any authorized CTC subcontractor as designated by CTC.

E.	Ordering. All requisitions for ADNAS Materials submitted by CTC will be sent to ADNAS at the address set forth above, email address(es) or via facsimile. All requisitions will specify the type and quantity of the ADNAS Materials requested and the delivery date requested, and will be sent to the attention of Dr. James A. Hayward with copies to MeiLin Wan and Kurt Jensen . All of CTC’s requisitions will be governed exclusively by the terms and conditions of this Agreement.

F.	Acceptance. A requisition will be confirmed or declined by ADNAS in writing, by email, or facsimile within five (5) business days of its receipt.

7.0	SALES AND MARKETING.

A.	The parties shall establish an agenda to identify specific Products to be developed.

B.	The parties agree to develop and agree in writing a Sales & Marketing Plan to undertake joint sales and marketing efforts to promote the Products into the target markets and to target clients. The Sales & Marketing Plan shall identify and prioritize clients, define product categories and applications, program marketing activities, news releases, trade show participation, web seminars and direct electronic mailing campaigns. The parties shall create industry-specific and customer-specific marketing and presentation Materials and shall mount comprehensive trade publicity programs for the Products as they are developed.

C.	ADNAS and CTC agree to introduce each other to their respective clients and strategic marketing partners.

D.	Within the guidelines of the Sales & Marketing Plan, each of the parties shall provide Technical Sales support to the other party and each shall make appropriate staff or Consultants available to participate in sales calls and meetings with target clients. Technical Sales support shall be provided by each party at its own cost, unless circumstances impose an undue burden upon one party, in which case the parties shall arrange cost-sharing as may be appropriate and such cost sharing shall be set forth in writing, and signed by both parties

8.0	MATERIALS WARRANTY.

A.	ADNAS, at its expense, shall defend any suit brought against CTC on the grounds that use of the ADNAS Materials or DNA Technologies for the intended purpose or purposes, as furnished by ADNAS, infringes any United States patent and shall pay the amount of any judgment that may be awarded against CTC in any such suit provided and upon condition that CTC shall (a) promptly deliver to ADNAS all infringement notices and other papers received by or served upon CTC, (b) permit ADNAS to take charge of the defense of such suit and compromise the same, if deemed advisable by ADNAS, and (c) assist in every reasonable way in the conduct of such defense.

B.	CTC, at its expense, shall defend any suit brought against ADNAS on the grounds that use of the Application Technologies for the intended purpose or purposes, as furnished by CTC, infringes any United States patent and shall pay the amount of any judgment that may be awarded against ADNAS in any such suit provided and upon condition that ADNAS shall (a) promptly deliver to CTC all infringement notices and other papers received by or served upon ADNAS, (b) permit CTC to take charge of the defense of such suit and compromise the same, if deemed advisable by CTC, and (c) assist in every reasonable way in the conduct of such defense.

C.	In the event that CTC shall be enjoined by a court of competent jurisdiction from which no appeal can be taken, from selling or using the Products for the intended purpose or purposes on the ground that such sale or use of the Product infringes any such United States or other patent, or it is established to ADNAS satisfaction, upon due investigation, that sale or use of the Product infringes any such United States or other patent, ADNAS at its option may either (i) procure for CTC a license to sell and/or use the Products, (ii) modify the Products so as to make it non-infringing without seriously impairing its performance, (iii) replace the Products with a product that is substantially equal but non-infringing, or (iv) accept the return of the Product from CTC.

D.	In the event that ADNAS shall be enjoined by a court of competent jurisdiction from which no appeal can be taken, from selling or using the Products for the intended purpose or purposes on the ground that such sale or use of the Product infringes any such United States or other patent, or it is established to ADNAS satisfaction, upon due investigation, that sale or use of the Product infringes any such United States or other patent, CTC, at its option may either (i) procure for ADNAS a license to sell and/or use the Products, (ii) modify the Products so as to make it non-infringing without seriously impairing its performance, (iii) replace the Products with a product that is substantially equal but non-infringing (cover), or (iv) accept payment for the Product by ADNAS, and dispose of the Product of at the direction of ADNAS.

E.	ADNAS shall be responsible for assuring and insuring the integrity of any patent or trademark application process regarding the ADNAS Materials and for safeguarding by reasonable measures the confidentiality of all proprietary or trade secret information related to the ADNAS Materials to be used as components in the Products.

F.	ADNAS shall supply to CTC technical specifications for the ADNAS Materials including, but not limited to, MSDS data, suitability for commercial use, stability in environmental and application conditions, safety for use in products exposed to the skin or general human occupational and end-use product exposure, technologies, methods and materials for successful analysis of the DNA component of the products, and specifications for use in marketing materials that describe the characteristics of the ADNAS Materials.

G.	CTC shall be responsible for assuring and insuring the integrity of any patent or trademark application process regarding the CTC materials and for safeguarding by reasonable measures the confidentiality of all proprietary or trade secret information related to the CTC Materials to be used as components in the Products.

H.	ADNAS shall secure Insurance for the Loss of Goods in Transit together with coverage against damages that may arise there from, for the ADNAS materials.

I.	CTC shall secure Insurance for the Loss of Goods in Transit to end users(s) or ADNAS together with coverage against damages that may arise therefrom, for the CTC materials and the Products.

J.	Each party shall be responsible for acquiring and/or maintaining Product Liability Insurance and shall provide documentation of such insurance or other financial responsibility, upon demand of the other party.

K.	ADNAS and CTC shall jointly determine Warranty and shelf-life limitations.

9.0	CONFIDENTIALITY.

The parties recognize that each party shall disclose to the other information concerning suppliers, clients, distributors, agents, brokers, buyers, sellers, technical data, performance data, pricing details, formulas, processes, commissions, discounts, information relating to competitors and other information which the parties have acquired through their investment of time, expense and effort and which may constitute confidential proprietary business information, intellectual property, and/or trade secrets. The parties acknowledge and agree that during the term of this Agreement, and in the course of the discharge of the duties hereunder, the parties shall have access to and become acquainted with information concerning the operation of the other party, including, financial, personnel, sales, manufacturing, buying, planning, and other information owned by and regularly used in the operation of the business of each party and each party shall also receive information of a proprietary nature regarding the constitution, formulation, pricing and effectiveness of the Products and both parties hereto accept that such information as outlined above constitutes the Confidential Information of the providing party. The parties hereto agree not to disclose any such Confidential Information, directly or indirectly, to any other person or party, except as may be necessary for such person or party to pursue sales as a function of this Agreement and such person or party shall have executed a Confidentiality Agreement undertaking, binding that person or party to conditions of confidentiality identical to those contained in this Agreement. The obligations of confidentiality contained in this Section shall survive expiration or earlier termination of this Agreement.

10.0	NON-CIRCUMVENTION AND NON-COMPETITION.

A.	In Consideration of this Agreement each party agrees not to attempt in any manner to commercially exploit, either directly or indirectly, the proprietary business concepts and Technologies or any of the Confidential Information without the other party’s prior written consent. The parties specifically understand and agree that this prohibition is specifically intended to include any direct or indirect solicitation of the other’s customer/client contacts by either party’s then current Providers, Suppliers, Agents, Employees and/or Representatives.

B.	CTC hereby undertakes not to manufacture for the purpose of sales or distribution, products incorporating other DNA Technologies, which are competitive to the DNA technologies of ADNAS, without written permission of ADNAS, and under conditions to be mutually agreed. CTC reserves the right to incorporate non-DNA-based identification taggants in CTC products, independently of or in combination with the DNA technologies of ADNAS.

C.	ADNAS hereby undertakes not to supply for the purpose of sales, distribution or manufacture, ADNAS Materials to be used in goods which are competitive to the Products, without the written permission of CTC and under conditions to be mutually agreed. ADNAS reserves the right to incorporate other identification markers in conjunction with the ADNAS materials independently or in combination with the ADNAS technology and/or Materials.

11.0	CHOICE OF LAW AND JURISDICTION.

All disputes over the meaning and interpretation of this Agreement shall be resolved by conciliation and mediation and if mediation is unsuccessful, then disputes shall be finally settled by a single arbitrator selected by ADNAS and CTC. If ADNAS and CTC cannot agree on an arbitrator, then disputes shall be resolved by an Arbitration Panel comprising one arbitrator appointed by ADNAS, one arbitrator appointed by CTC, and a Chairman of the Arbitration Panel appointed by the first two arbitrators. Any such arbitration proceeding shall be conducted in accordance with the arbitration rules and procedures of the American Arbitration Association; shall be held at a location agreed by the parties or by their designate arbitrator(s) in or near Charlotte, North Carolina; and judgment upon the arbitration award may be entered in any court having jurisdiction. In order to initiate procedures for dispute resolution by conciliation, mediation and arbitration either party may give written notice to the other of intention to resolve a dispute, and absent satisfactory resolution, then to arbitrate. Such notice shall contain a statement setting forth the nature of the dispute and the resolution sought.

If, within thirty (30) days of such notice a resolution by conciliation between the parties themselves or by mediation has not been achieved to the satisfaction of both parties, and if within sixty (60) days from said written notice an arbitrator or Arbitration Panel has not been appointed with an arbitration schedule satisfactory to both parties, then either party may proceed with judicial remedies.

Either Party reserves the right and power to proceed with direct judicial remedies against the other

Party without conciliation, mediation or arbitration for the purpose of seeking injunctive relief (particularly for injunctions respecting the intellectual properties and/or trade secrets referenced herein)

This Agreement is entered into in the State of North Carolina and the parties hereby acknowledge, consent and submit to the jurisdiction of the courts of North Carolina for the purpose of seeking the entry and enforcement of any judgment that may arise in connection with this Agreement, and expressly waive any objection to venue in the Superior Court of Gaston County, North Carolina and/or the United States District Court for the Western District of North Carolina. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

12.0	NOTICES.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given in writing and may be addressed as follows:

Applied DNA Sciences, Inc. Att’n: Kurt Jensen 25 Health Sciences Dr Stony Brook NY 11790 Tel: 631-444-6370 Fax: 631-444-8848

Copy to:

Joe Daniels Fulbright & Jaworski 666 Fifth Avenue New York, New York 10103 Tel: 212 318-3322 Fax: 212 318-3400

&

Champion Thread Company, Inc. Att’n: Robert L. Poovey, III or W. Matthew Poovey 1349 East Garrison Blvd. Gastonia NC 28054 Tel: 704-562-6820 Fax: 704-868-3885BLE>

Copy to:

William E. Moore, Jr. Gray, Layton, Kersh Solomon, Sigmon, Furr & Smith, P.A. Post Office Box 2636 Gastonia, NC 28053 (704) 865-4400 (704) 866-8010 facsimile

All written notices and responses required herein may be made by certified mail, overnight carrier service or e-mail, and must be supported by a record of delivery and receipt.

13.0	COMPLETE AGREEMENT.

This Agreement constitutes the complete and exclusive statement of understanding among the Parties. It supersedes all prior written or oral statements, including any prior representation, statement, condition, or warranty, except as expressly provided otherwise herein. This Agreement may not be amended without the written consent of all of the Parties and represents a final agreement of the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all parties hereto and attached hereto as a supplement and made an integral part of this Agreement.

14.0	TERMINATION AND VOIDABILITY.

In the event any party hereto becomes insolvent as evidenced by the filing of any petition in bankruptcy, the appointment of a receiver, or has its business activity suspended or curtailed as a result of any criminal prosecution or imposition of any civil penalty by a court of competent jurisdiction for violation of e.g., the securities or anti-trust laws of the United States or any state thereof, then this Agreement shall be voidable in the sole discretion of the other party.

a. Failure by either party to correct, within 90 days following written notification by the other party, any defect in quality or in the timely delivery of materials or Product.

b. Violation of the terms and conditions of Confidentiality and Non-Disclosure.

c. Failure of CTC or ADNAS to correct any non-payment of royalties, within 90 days following written notification by the other party.

15.0	EQUITABLE RELIEF.

The Parties acknowledge that a violation or threatened violation of this Agreement or any of its provisions may cause irreparable injury; that the Agreement concerns unique and special materials, properties and processes, and that money damages alone would be an inadequate remedy; and that, in addition to any other remedies available at law or in equity, such a violation or threatened violation of this Agreement or any of its provisions may be subject to a restraining order, injunctive relief, a decree of specific performance or other similar remedy in order to specifically enforce the provisions of this Agreement.

16.0	MISCELLANEOUS.

Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.

Partial Validity. The terms contained in this Agreement are considered reasonable by the parties, but in the event that any provision shall be found to be void but would be valid if some part thereof were deleted, or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Force Majeure. Any delays in, or failure of, performance of any Party to this Agreement shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected, including, but not limited to, acts of God, acts of terrorism, strikes or other concerted acts of workmen, civil disturbances, fires, floods, earthquakes, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives.

Sections, Subtitles, and Captions. Whenever reference is made to a section of this Agreement by a single number without decimals, such reference shall include all decimal sections bearing the same principal number. Subtitles and paragraph captions are inserted for convenience of reference and do not constitute part of the Agreement.

Construction: In construing this Agreement, plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

Authority to Contract. Both parties hereto warrant that they are validly organized corporations, in good standing under the laws of their states of incorporation, and have the authority to enter into this Agreement.

IN WITNESS WHEREOF, each of the Parties below has caused this Agreement to be executed by its duly authorized representatives as of the date hereof.

For ADNAS by:	For ADNAS by:

Name: James A Hayward Title: CEO	Name: Kurt Jensen Title: Comptroller

For CTC by:	For CTC by:

Name: Robert L. Poovey, III Title: CEO	Name: W. Matthew Poovey Title: Vice-President